Exhibit 99.1

Investors:

Lisa Ciota: 630-824-1907

Media:

Steve Carlson: 630-824-1783

SUNCOKE ENERGY, INC. ANNOUNCES FOURTH QUARTER 2014 RESULTS

•	Net loss from continuing operations attributable to shareholders in fourth quarter 2014 was $25.3 million, or $0.38 per share, and reflects impact of impairment on VISA SunCoke, our India cokemaking joint venture of $30.5 million, or $0.46 per share, and higher black lung liability charges of $8.7 million, net of tax, or $0.13 per share

•	Adjusted EBITDA from continuing operations increased $7.2 million to $70.0 million in fourth quarter 2014, benefiting from year-over-year improvement at Indiana Harbor

•	Domestic Coke Adjusted EBITDA increased $8.0 million in fourth quarter 2014 to $64.4 million

•	Discontinued operations, net of tax, which consists of our Coal Mining operations, lost $40.1 million, or $0.60 per share, in fourth quarter 2014. The quarter was impacted by a $17 per ton decline in average coal sale price and additional asset impairment charges

LISLE, Ill. (January 29, 2015) - SunCoke Energy, Inc. (NYSE: SXC) today reported a fourth quarter and full year 2014 consolidated net loss attributable to SXC of $65.4 million and $126.1 million, respectively. These results include losses from discontinued operations, net of tax, of $40.1 million, or $0.60 per share, in fourth quarter and $106.0 million, or $1.54 per share, in full year 2014. Fourth quarter and full year 2013 consolidated net income attributable to shareholders was $11.0 million and $25.0 million, respectively.

Fourth quarter 2014 net loss from continuing operations attributable to shareholders was $25.3 million, down from $15.4 million in the same prior year period, due primarily to impairment charges related to our India joint venture and black lung charges. Full year 2014 net loss from continuing operations attributable to shareholders was $20.1 million, compared to income of $40.5 million for full year 2013.

“2014 was a year of transformation for SunCoke Energy, as we achieved solid operating performance across most of our domestic cokemaking fleet, began our transition to a pure-play GP with our first cokemaking asset dropdown, launched a $150 million share repurchase program and paid our first cash dividend,” said Fritz Henderson, Chairman and Chief Executive Officer of SunCoke Energy, Inc. “We faced our share of challenges as well. We weren’t able to sell the coal business. While we continue to explore coal sale options in 2015, we have aggressively rationalized these operations to reduce ongoing cash losses. Our Indiana Harbor turnaround is taking longer than we anticipated and we did not achieve our growth objectives in 2014. Each of these areas remain top priorities in 2015.”

We expect 2015 Adjusted EBITDA from continuing operations to be between $225 million and $245 million. This outlook reflects our view for sustained solid operations in our Domestic Coke and Coal Logistics businesses and continued improvement at our Indiana Harbor facility, offset by the standalone cost impact to our Jewel Coke facility from the downsizing of our coal mining operations.

Separately, pursuant to the previously announced phased plan to downsize our Coal Mining business, effective immediately, we are idling one mine and further reducing our Coal Mining business workforce. In addition, beginning in February, we expect to retain contractors to operate our remaining two mines.

2014 CONSOLIDATED RESULTS

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions, except per share amounts)	2014	2013	Increase/ (Decrease)	2014	2013	Increase/ (Decrease)
Total revenues from continuing operations	$388.1	$388.0	$0.1	$1,472.7	$1,585.5	$(112.8)
Operating income from continuing operations	30.8	41.5	(10.7)	109.8	136.5	(26.7)
Adjusted EBITDA from continuing operations(1)	70.0	62.8	7.2	237.8	221.8	16.0
(Loss) income from continuing operations attributable to SXC	(25.3)	15.4	(40.7)	(20.1)	40.5	(60.6)
Loss from discontinued operations, net of tax	(40.1)	(4.4)	(35.7)	(106.0)	(15.5)	(90.5)
Net (loss) income attributable to SXC	(65.4)	11.0	(76.4)	(126.1)	25.0	(151.1)
(Loss) earnings per diluted share from continuing operations	(0.38)	0.22	(0.60)	(0.29)	0.58	(0.87)
Loss per diluted share from discontinued operations	(0.60)	(0.06)	(0.54)	(1.54)	(0.22)	(1.32)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Total revenues from continuing operations of $388.1 million was flat in fourth quarter 2014 compared with the same prior year period, reflecting the pass-through of lower coal prices on higher volumes in our Domestic Coke segment. Full year 2014 total revenues from continuing operations declined $112.8 million from full year 2013 due to the pass-through of lower coal prices and lower volumes in our Domestic Coke business, partly offset by revenues contributed by our Coal Logistics business.

Operating income from continuing operations declined $10.7 million to $30.8 million in fourth quarter 2014 primarily due to a $12.3 million black lung valuation charge as a result of adverse claims awards rates and lower discount rates in 2014. Accelerated depreciation at the Indiana Harbor cokemaking facility also contributed to the decline. These factors and a $16.8 million non-cash impairment charge on our coal preparation plant contributed to full year 2014 operating income from continuing operations falling $26.7 million to $109.8 million.

Adjusted EBITDA from continuing operations rose $7.2 million and $16.0 million to $70.0 million and $237.8 million in fourth quarter and full year 2014, respectively. Improved performance at Indiana Harbor benefited the quarter and the full year. The full year also benefited from the contribution of our new Coal Logistics segment.

Fourth quarter 2014 net loss from continuing operations attributable to shareholders was $25.3 million, down from $15.4 million in the same prior year period. Full year 2014 net loss from continuing operations attributable to shareholders was $20.1 million versus income of $40.5 million for full year 2013. Both current year periods were impacted by a $30.5 million non-cash impairment charge on our investment in VISA SunCoke, our Indian cokemaking joint venture, in addition to the items discussed above.

Total net loss attributable to SXC of $65.4 million in fourth quarter and $126.1 million in the full year 2014, include loss from discontinued operations, net of tax, of $40.1 million and $106.0 million, respectively. Discontinued operations consists of our Coal Mining business. While we are actively pursuing a strategic exit from our Coal Mining business, in fourth quarter 2014 we implemented a plan to rationalize coal mining operations, which included reducing coal production by 50 percent, eliminating positions and reducing operations at our coal preparation plant.

FOURTH QUARTER 2014 SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

Domestic Coke Results	Three Months Ended December 31,
(Dollars in millions, except per ton amounts)	2014	2013	Increase
Segment Revenues	$360.4	$359.9	$0.5
Adjusted EBITDA(1)	$64.4	$56.4	$8.0
Sales Volume (in thousands of tons)	1,103	1,047	56
Adjusted EBITDA per ton(1)	$58.39	$53.87	$4.52

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliation elsewhere in this release.

•	Segment revenues were affected by the pass-through of lower coal costs, partly offset by higher coke sales volumes

•	Adjusted EBITDA rose $8.0 million to $64.4 million due to higher sales volumes and higher coal-to-coke yields at our Indiana Harbor facility, partly offset by higher operating and maintenance costs at Granite City

Brazil Coke

Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal. Brazil Coke earns operating and technology licensing fees based on production and recognizes a dividend on a preferred stock investment assuming certain minimum production levels are achieved.

•	Segment Adjusted EBITDA increased slightly to $12.2 million on higher production

India Coke

India Coke consists of our 49 percent interest in VISA SunCoke, a joint venture with VISA Steel formed on March 18, 2013. VISA SunCoke owns a 440 thousand ton cokemaking facility and associated steam generation unit in Odisha, India. Financial results for VISA SunCoke are recorded on a one -month lag and represent our 49 percent share of the joint venture’s results.

•	Adjusted EBITDA decreased $3.6 million to a loss of $1.4 million in fourth quarter 2014. Import competition from China continues to depress coke pricing in India, resulting in weak margins

•	India Coke recognized a net loss of $32.0 million from equity method investment reflecting our share of earnings, depreciation, interest expense and taxes attributable to the venture as well as impairment charges of $30.5 million driven by continued challenging market conditions

Coal Logistics

The Coal Logistics segment consists of the coal handling and blending services operated by SXCP as a result of its acquisitions of Lake Terminal in third quarter 2013 and Kanawha River Terminals, LLC (KRT) in fourth quarter 2013. SXCP’s coal handling and blending terminals are located in East Chicago, Indiana, and along the Ohio, Big Sandy and Kanawha rivers in West Virginia and Kentucky.

Coal Logistics Results	Three Months Ended December 31,
(in millions, except per ton)	2014	2013	Increase/ (Decrease)
Revenues	$8.1	$8.0	$0.1
Coal Logistics Adjusted EBITDA(1)	$3.4	$4.0	(0.6)
Coal tons handled (thousands of tons)	4,301	3,649	652
Coal Logistics Adjusted EBITDA per ton(2)	$0.79	$1.10	$(0.31)

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)	Reflects Coal Logistics Adjusted EBITDA divided by Coal Logistics tons handled.

•	Coal Logistics handled 4,301 thousand tons of coal, contributing $3.4 million to Adjusted EBITDA in fourth quarter 2014. Tons handled and Adjusted EBITDA in fourth quarter 2013 was 3,649 thousand and $4.0 million, respectively.

Corporate and Other

Corporate and other expenses in fourth quarter 2014 were $8.6 million, down $2.6 million versus fourth quarter 2013 primarily due to the reduction in workforce at our Corporate headquarters in first quarter 2014. The year-over-year comparison was impacted by the settlement of certain litigation in 2013.

Interest Expense, Net

Net financing expense was relatively flat in fourth quarter 2014 at $12.0 million.

Cash Flow

Net cash provided by continuing operations was $130.0 million for the full year 2014, down $26.7 million from 2013, reflecting working capital changes largely due to the timing of accounts payable.

Cash used in continuing investing activities was $118.3 million for the full year 2014 as compared with $313.3 million in 2013. The decrease in spending was driven by the $113.3 million acquisitions of Lake Terminal and KRT, a $67.7 million investment in our VISA SunCoke joint venture as well as higher refurbishment spending at Indiana Harbor in 2013.

Discontinued Operations

On July 17, 2014, SXC’s Board of Directors authorized the sale and/or disposition of our coal mining business. As a result, our coal mining operations are reflected as discontinued operations. Prior periods have been reclassified to reflect discontinued operations and held-for-sale presentation.

In fourth quarter 2014, discontinued operations recorded a net, after-tax loss of $40.1 million, or $0.60 per diluted share, compared with a loss of $4.4 million, or $0.06 per diluted share, in fourth quarter 2013. The fourth quarter 2014 loss reflects severance and contract termination costs of $17.6 million, the after-tax impact of $17.8 million in impairment charges recognized in the quarter and a $17 decline in average coal sales price per ton on coal sales volumes of 346 thousand tons.

2015 OUTLOOK

Our 2015 guidance is as follows:

•	Domestic coke production is expected to be approximately 4.3 million tons

•	Adjusted EBITDA from continuing operations is expected to be between $225 million and $245 million

•	Adjusted EBITDA attributable to SXC is expected to be between $115 million and $130 million, reflecting the impact of public ownership in SXCP

•	Consolidated Adjusted EBITDA including discontinued operations and legacy costs is expected to be $190 million to $210 million

•	Capital expenditures are projected to be approximately $90 million

•	Cash generated by operations is estimated to be between $125 million and $145 million

•	Cash taxes are projected to be between $10 million and $15 million

RELATED COMMUNICATIONS

Today, we will host an investor conference call at 11:30 a.m. Eastern Time (10:30 a.m. Central Time). Investors may participate in this call by dialing 1-800-351-9852 in the U.S. or 1-847-413-3123 if outside the U.S., confirmation code 38744445. This conference call will be webcast live and archived for replay in the Investor Relations section of www.suncoke.com.

UPCOMING EVENTS

We plan to participate in the following investor conferences:

•	Barclays Select Series 2015: MLP Corporate Access Day on March 3-4, 2015 in New York, NY

•	BB&T’s 9th Annual Commercial & Industrial Conference on March 25-26, 2015 in Miami, FL

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) is the largest independent producer of coke in the Americas, with 50 years of experience supplying coke to the integrated steel industry. Our advanced, heat-recovery cokemaking process produces high-quality coke for use in steelmaking, typically captures waste heat for derivative energy resale and meets or exceeds environmental standards. Our U.S. cokemaking facilities are located in Illinois, Indiana, Ohio and Virginia, and our global coke operations include facilities in Vitoria, Brazil, and Odisha, India. Through our 58 percent ownership of SunCoke Energy Partners, L.P., we have an interest in its coal logistics business that has the collective capacity to blend and transload more than 30 million tons of coal annually. We also hold approximately 90 million tons of proven and probable coal reserves in Virginia and West Virginia. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

DEFINITIONS

•	Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) adjusted for impairments, costs related to exiting our Coal business, sales discounts and the interest, taxes, depreciation, depletion and amortization attributable to our equity method investment. Prior to the expiration of our nonconventional fuel tax credits in 2013, EBITDA reflects sales discounts included as a reduction in sales and other operating revenue. The sales discounts represent the sharing with customers of a portion of nonconventional fuel tax credits, which reduce our income tax expense. However, we believe our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit that is not included in EBITDA. Accordingly, in computing Adjusted EBITDA, we have added back these sales discounts. Our Adjusted EBITDA also includes EBITDA attributable to our equity method investment. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance of SXC’s net assets and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP, does not represent and should not be considered a substitute for net income as determined in accordance with GAAP. Calculations of Adjusted EBITDA may not be comparable to those reported by other companies.

•	Adjusted EBITDA attributable to SXC/SXCP equals consolidated Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•	Adjusted EBITDA per ton represents Adjusted EBITDA divided by tons sold.

•	Adjusted EBITDA from continuing operations equals consolidated Adjusted EBITDA less Adjusted EBITDA from discontinued operations less Legacy costs.

•	Adjusted EBITDA from discontinued operations equals coal business Adjusted EBITDA excluding corporate cost allocation attributable to coal, costs related to exiting our coal business and certain retained coal-related costs reclassified as Legacy costs.

•	Legacy Costs equals royalty revenues, coal pension/other post-employment benefits, coal workers’ compensation, black lung, preparation plant and certain other coal-related costs that we expect to retain after sale of the coal business.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,”

“predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXC) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SXC, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SXC; and changes in tax, environmental and other laws and regulations applicable to SXC’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SXC management, and upon assumptions by SXC concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SXC does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SXC has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SXC. For information concerning these factors, see SXC’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SXC’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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SunCoke Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$378.3	$377.4	$1,461.5	$1,572.2
Other income, net	9.8	10.6	11.2	13.3

Total revenues	388.1	388.0	1,472.7	1,585.5

Costs and operating expenses
Cost of products sold and operating expenses	315.0	301.4	1,174.1	1,282.5
Selling, general and administrative expenses	15.4	25.6	75.9	89.4
Depreciation and amortization expenses	25.2	19.5	96.1	77.1
Asset impairment	1.7	—	16.8	—

Total costs and operating expenses	357.3	346.5	1,362.9	1,449.0

Operating income	30.8	41.5	109.8	136.5
Interest expense, net	12.0	12.3	63.2	52.3

Income before income tax expense and loss (income) from equity method investment	18.8	29.2	46.6	84.2
Income tax expense	2.5	6.4	7.4	16.4
Loss (income) from equity method investment	32.0	(0.3)	35.0	2.2

(Loss) income from continuing operations	(15.7)	23.1	4.2	65.6
Loss from discontinued operations, net of income tax benefit of $12.3 million, $6.2 million, $66.2 million and $9.7 million, respectively	(40.1)	(4.4)	(106.0)	(15.5)

Net (loss) income	(55.8)	18.7	(101.8)	50.1
Less: Net income attributable to noncontrolling interests	9.6	7.7	24.3	25.1

Net (loss) income attributable to SunCoke Energy, Inc.	$(65.4)	$11.0	$(126.1)	$25.0

(Loss) earnings attributable to SunCoke Energy, Inc. per common share:
Basic
Continuing operations	$(0.38)	$0.22	$(0.29)	$0.58
Discontinued operations	$(0.60)	$(0.06)	$(1.54)	$(0.22)
Diluted
Continuing operations	$(0.38)	$0.22	$(0.29)	$0.58
Discontinued operations	$(0.60)	$(0.06)	$(1.54)	$(0.22)
Weighted average number of common shares outstanding:
Basic	66.7	69.6	68.8	69.9
Diluted	66.7	70.2	68.8	70.2

SunCoke Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	December 31,
	2014	2013
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$139.0	$233.6
Receivables	75.4	85.3
Inventories	139.1	128.6
Income tax receivable	6.0	6.6
Deferred income taxes	26.4	12.6
Other current assets	3.6	2.3
Current assets held for sale	19.3	12.9

Total current assets	408.8	481.9

Investment in Brazilian cokemaking operations	41.0	41.0
Equity method investment in VISA SunCoke Limited	22.3	56.8
Properties, plants and equipment, net	1,466.6	1,458.9
Goodwill and other intangible assets, net	22.0	23.5
Deferred charges and other assets	37.4	35.7
Long-term assets held for sale	—	146.1

Total assets	$1,998.1	$2,243.9

Liabilities and Equity
Accounts payable	$110.9	$138.4
Accrued liabilities	41.6	59.5
Short-term debt, including current portion of long-term debt	—	41.0
Interest payable	19.9	18.2
Current liabilities held for sale	37.4	25.9

Total current liabilities	209.8	283.0

Long-term debt	651.5	648.1
Accrual for black lung benefits	43.9	32.4
Retirement benefit liabilities	33.6	34.8
Deferred income taxes	321.9	354.7
Asset retirement obligations	15.1	10.9
Other deferred credits and liabilities	16.9	14.4
Long-term liabilities held for sale	—	33.3

Total liabilities	1,292.7	1,411.6

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at December 31, 2014 and 2013	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 71,251,529 shares and 70,892,140 shares at December 31, 2014 and 2013, respectively	0.7	0.7
Treasury stock, 4,977,115 shares and 1,255,355 shares at December 31, 2014 and 2013 respectively	(105.0)	(19.9)
Additional paid-in capital	543.6	446.9
Accumulated other comprehensive loss	(21.5)	(14.1)
Retained earnings	13.9	143.8

Total SunCoke Energy, Inc. stockholders’ equity	431.7	557.4
Noncontrolling interests	273.7	274.9

Total equity	705.4	832.3

Total liabilities and equity	$1,998.1	$2,243.9

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended December 31,
	2014	2013
	(Dollars in millions)
Cash Flows from Continuing Operating Activities:
Net (loss) income	$(101.8)	$50.1
Adjustments to reconcile net (loss) income to net cash provided by continuing operating activities:
Loss on discontinued operations, net of tax	106.0	15.5
Asset impairment	16.8	—
Depreciation and amortization expense	96.1	77.1
Deferred income tax (benefit) expense	(6.0)	0.5
Payments in excess of expense for retirement plans	(8.1)	(5.4)
Share-based compensation expense	9.8	7.6
Excess tax benefit from share-based awards	(0.3)	—
Loss from equity method investment	35.0	2.2
Loss on extinguishment of debt	15.4	—
Changes in working capital pertaining to operating activities (net of acquisitions):
Receivables	9.9	(17.1)
Inventories	(10.5)	30.9
Accounts payable	(27.5)	25.2
Accrued liabilities	(17.9)	(22.8)
Interest payable	1.7	2.5
Income taxes	1.0	(10.1)
Accrual for black lung benefits	11.5	(2.4)
Other	(1.1)	2.9

Net cash provided by continuing operating activities	130.0	156.7

Cash Flows from Continuing Investing Activities:
Capital expenditures	(118.3)	(132.3)
Acquisition of businesses, net of cash received	—	(113.3)
Equity method investment in VISA SunCoke Limited	—	(67.7)

Net cash used in continuing investing activities	(118.3)	(313.3)

Cash Flows from Continuing Financing Activities:
Proceeds from issuance of common units of SunCoke Energy Partners, L.P., net of offering costs	90.5	237.8
Proceeds from issuance of long-term debt	268.1	150.0
Repayment of long-term debt	(276.5)	(225.0)
Debt issuance costs	(5.8)	(6.9)
Proceeds from revolving facility	40.0	40.0
Repayment of revolving facility	(80.0)	—
Cash distributions to noncontrolling interests	(32.3)	(17.8)
Shares repurchased	(85.1)	(10.9)
Proceeds from exercise of stock options	2.9	2.5
Excess tax benefit from share-based awards	0.3	—
Dividends Paid	(3.8)	—

Net cash (used in) provided by continuing financing activities	(81.7)	169.7

Net (decrease) increase in cash and cash equivalents from continuing operations	(70.0)	13.1

Cash Flows from Discontinued Operations:
Cash flows from discontinued operations - operating activities	(17.7)	(5.4)
Cash flows from discontinued operations - investing activities	(6.9)	(13.3)

Net decrease in cash and cash equivalents from discontinued operations	(24.6)	(18.7)

Net (decrease) increase in cash and cash equivalents	(94.6)	(5.6)
Cash and cash equivalents at beginning of year	233.6	239.2

Cash and cash equivalents at end of year	$139.0	$233.6

SunCoke Energy, Inc.

Segment Financial and Operating Data

The following tables set forth financial and operating data for the three and twelve months ended December 31, 2014 and 2013:

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$360.4	$359.9	$1,388.3	$1,528.7
Brazil Coke	9.8	9.5	37.0	35.4
Coal Logistics	8.1	8.0	36.2	8.1
Coal Logistics intersegment sales	5.2	4.5	18.8	5.5
Corporate and other intersegment sales	4.6	30.1	18.6	17.5
Elimination of intersegment sales	(9.8)	(34.6)	(37.4)	(23.0)

Total sales and other operating revenue	$378.3	$377.4	$1,461.5	$1,572.2

Adjusted EBITDA(1):
Adjusted EBITDA from continuing operations:
Domestic Coke	$64.4	$56.4	$247.9	$243.2
Brazil Coke	12.2	11.4	18.9	16.1
India Coke	(1.4)	2.2	(3.1)	0.9
Coal Logistics	3.4	4.0	14.3	4.7
Corporate and Other	(8.6)	(11.2)	(40.2)	(43.1)

Total Adjusted EBITDA from continuing operations	$70.0	$62.8	$237.8	$221.8

Legacy costs, net	(13.3)	1.5	(17.1)	(0.4)
Adjusted EBITDA from discontinued operations	(4.9)	(4.6)	(10.0)	(6.3)

Adjusted EBITDA	$51.8	$59.7	$210.7	$215.1

Coke Operating Data:
Domestic Coke capacity utilization (%)	101	99	98	101
Domestic Coke production volumes (thousands of tons)	1,083	1,056	4,175	4,269
Domestic Coke sales volumes (thousands of tons)	1,103	1,047	4,184	4,263
Domestic Coke Adjusted EBITDA per ton(2)	$58.39	$53.87	$59.25	$57.05
Brazilian Coke production—operated facility (thousands of tons)	419	222	1,516	876
Indian Coke sales (thousands of tons)(3)	76	108	361	257
Coal Logistics Operating Data:
Tons handled (thousands of tons)	4,301	3,649	19,037	3,785
Coal Logistics Adjusted EBITDA per ton handled(4)	$0.79	$1.10	$0.75	$1.24

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(3)	Represents 100% of VISA SunCoke sales volumes.
(4)	Reflects Coal Logistics Adjusted EBITDA divided by Coal Logistics tons handled.

SunCoke Energy, Inc.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net Income

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy, Inc.	$33.1	$47.5	$150.0	$173.9
Add: Adjusted EBITDA attributable to noncontrolling interests (1)	18.7	12.2	60.7	41.2

Adjusted EBITDA	$51.8	$59.7	$210.7	$215.1

Subtract:
Adjusted EBITDA from discontinued operations(2)	(4.9)	(4.6)	(10.0)	(6.3)
Legacy costs, net	(13.3)	1.5	(17.1)	(0.4)

Adjusted EBITDA from continuing operations	$70.0	$62.8	$237.8	$221.8

Subtract:
Adjustment to unconsolidated affiliate earnings(3)	0.6	1.9	3.0	3.2
Depreciation and amortization expense	25.1	19.5	96.1	77.1
India impairment	30.5	—	30.5	—
Interest expense, net	12.1	12.3	63.2	52.3
Income tax expense	2.4	6.4	7.4	16.4
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits(4)	—	1.1	(0.5)	6.8
Asset impairment	1.7	—	16.8	—
Legacy costs, net	13.3	(1.5)	17.1	0.4

Income from continuing operations	$(15.7)	$23.1	$4.2	$65.6

Loss from discontinued operations, net of tax	(40.1)	(4.4)	(106.0)	(15.5)

Net income (loss)	$(55.8)	$18.7	$(101.8)	$50.1

(1)	Reflects non-controlling interest in Indiana Harbor and the portion of SXCP owned by public unitholders.
(2)	See table below.
(3)	Reflects share of interest, taxes, depreciation, amortization and impairment related to VISA SunCoke, unless shown separately.
(4)	At December 31, 2013, we had $13.6 million accrued related to sales discounts to be paid to our customer at our Granite City facility. During the first quarter of 2014, we settled this obligation for $13.1 million which resulted in a gain of $0.5 million. The gain was recorded in sales and other operating revenue on our Combined and Consolidated Statement of Income.

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(Dollars in millions)
Adjusted EBITDA from discontinued operations	$(4.9)	$(4.6)	$(10.0)	$(6.3)
Subtract:
Depreciation and depletion from discontinued operations	0.8	6.0	10.2	18.9
Interest from discontinued operations	—	—	—	—
Income tax benefit from discontinued operations	(12.3)	(6.2)	(66.2)	(9.7)
Asset and goodwill impairment from discontinued operations	29.1	—	133.5	—
Exit Costs	17.6	—	18.5	—

Loss from discontinued operations, net of tax	$(40.1)	$(4.4)	$(106.0)	$(15.5)

Consolidated - Estimated 2015 Adjusted EBITDA to Estimated Net Income

	2015
	Low	High
Net income	$21	$38
Subtract: Net loss from discontinued operations	(16)	(13)

Net income from continuing operations	37	51
Depreciation and amortization expense	89	89
Interest expense, net	68	66
Income tax expense	12	20
Legacy costs, net	15	15
Adjustment to unconsolidated affiliate earnings(1)	4	4

Adjusted EBITDA from continuing operations	$225	$245

Legacy costs, net	(15)	(15)
Adjusted EBITDA from discontinued operations(2)	(20)	(20)

Adjusted EBITDA	$190	$210

EBITDA attributable to noncontrolling interests(3)	(75)	(80)

Adjusted EBITDA attributable to SXC	$115	$130

(1)	Represents SunCoke’s share of India JV interest, taxes and depreciation expense.
(2)	Reflects expected loss under coal rationalization plan notwithstanding continued efforts to sell the business.
(3)	Represents Adjusted EBITDA attributable to SXCP public unitholders and to DTE Energy’s interest in Indiana Harbor.